UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PRIMEDIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRIMEDIA Inc.

3585 Engineering Drive

Norcross, Georgia 30092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 19, 2010

Dear Stockholder:

We will hold the 2010 Annual Meeting of Stockholders of PRIMEDIA Inc. on Wednesday, May 19, 2010, at 10:00 a.m., Eastern Time, at The Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092. The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	The election of ten Directors;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

3.	Any other business that may properly come before the meeting and any adjournments or postponements thereof.

Owners of shares of PRIMEDIA Inc. Common Stock, $0.01 par value, as of the close of business on April 5, 2010 are entitled to receive notice of the Annual Meeting and vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Please vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.

•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.

•	By telephone: Call the toll-free number shown on your enclosed proxy card or vote instruction form and follow the voice prompts.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

Keith L. Belknap, Jr.

Senior Vice President,

    General Counsel and Secretary

April 19, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010.

Our proxy statement for the 2010 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.primedia.com.

ii

PROXY STATEMENT

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 19, 2010, at 10:00 a.m., Eastern Time, at The Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092. We are first furnishing these proxy materials to stockholders on April 19, 2010. You may obtain directions to the Annual Meeting by contacting the office of our Corporate Secretary at 678-421-3000.

Why am I receiving these proxy materials?

You are receiving these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the 2010 Annual Meeting of Stockholders. If your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, as of the close of business on April 5, 2010, you are considered a shareholder of record, and we have sent you this Notice of Annual Meeting and 2010 Proxy Statement and proxy card.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on April 5, 2010, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you this Notice of Annual Meeting and 2010 Proxy Statement and a vote instruction form. You have the right to direct your bank, broker or other nominee on how to vote your shares by completing and returning the vote instruction form or by following the voting instructions provided to vote on the Internet or by telephone.

What am I voting on?

You are voting on two proposals. Details of each proposal are included in the next section entitled “Matters to Be Considered at the Annual Meeting.”

Proposal 1:  To elect ten Directors, each for a term of one year; and

Proposal 2:  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares:

Proposal 1:  FOR the election of all ten Directors, each for a term of one year; and

Proposal 2:  FOR the ratification of the appointment of Deloitte & Touche LLP.

What are my choices when voting?

Proposal 1:  You may cast your vote in favor of election of all nominees or withhold authority to vote for all or one or more nominees. Abstentions and broker non-votes will have the effect of a vote against the election of all ten nominees.

Proposal 2:  You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have the effect of a vote against the approval of this proposal.

How will my shares be voted if I do not specify how they should be voted?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in the manner recommended above. In addition, proxies may also be voted at any adjournments or postponements of the Annual Meeting.

How do I vote?

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.

•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.

•	By telephone: Call the toll-free number shown on your enclosed proxy card or vote instruction form and follow the voice prompts.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in your proxy card or vote instruction form. The deadline for Internet and telephone voting will be 5:00 p.m., Eastern Time, on May 18, 2010. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

What vote is needed for the proposals to be adopted?

As of the record date, April 5, 2010, there were 44,210,659 shares of PRIMEDIA Common Stock issued and outstanding.

Quorum:  In order to conduct the Annual Meeting, more than one-half of our outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxy cards marked as abstaining on any proposal to be acted on by stockholders and broker non-votes will be treated as present at the Annual Meeting for purposes of determining a quorum.

Proposals:  More than one-half of the outstanding shares must vote for a proposal for it to be adopted.

As of April 5, 2010, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, beneficially own and have the right to vote approximately 58.83% of the outstanding shares of our Common Stock. These affiliates have advised us that they intend to vote all of such shares in favor of all nominees for Director and the ratification of the appointment of Deloitte & Touche LLP. As a result, we are assured a quorum at the Annual Meeting, the election of all nominees for Director and the ratification of the appointment of Deloitte & Touche LLP.

Who will count and certify the votes?

Representatives of BNY Mellon Shareowner Services and the staff of our Corporate Secretary office will count the votes and certify the election results. The results will be published in a Current Report on Form 8-K within four business days after the end of the meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it likely means you have multiple accounts with our transfer agent or with your stock broker or other nominees. Please complete and provide your voting instructions for all proxy cards and voting instruction cards that you receive.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in your broker’s name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may use its discretion to vote your shares on “routine matters” or leave your shares unvoted, which we refer to as “broker non-votes.” Under recent amendments to the rules of the New York Stock Exchange, the election of directors is no longer a “routine” matter as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Proposal 2 is a “routine” matter under New York Stock Exchange rules, and brokerage firms may vote in their discretion on behalf of clients that have not furnished voting instructions. Because more than one-half of the outstanding shares must vote for a proposal for it to be adopted, broker non-votes and failures to vote or return a proxy will have the same effect as votes against a proposal. We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change my vote?

You have the right to change and revoke your proxy at any time before the Annual Meeting. If you hold your shares in your name, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet or the telephone to re-vote your shares, even if you mailed your proxy card or previously voted using the Internet or telephone. The latest-dated, properly completed proxy that you submit, whether through the Internet, by telephone or by mail will count as your vote. Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified below prior to the Annual Meeting. If your shares are held in your broker’s name, you must contact your broker or other nominee and follow its procedures for changing your vote.

Can I view proxy materials electronically?

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009 are available online at www.primedia.com. From the home page, select the Investor Relations tab to view or download the materials.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of standing committees of our Board of Directors, our Code of Ethics and other materials related to corporate governance are published in the Governance section of our website at www.primedia.com. In addition, this information is available in print to any stockholder who requests it by contacting our Corporate Secretary at the address specified below.

What are the solicitation expenses for the Annual Meeting?

Our Board of Directors is asking for your proxy, and we will pay all of the costs of asking for stockholder proxies. We can ask for proxies through the mail or personally by telephone or the Internet. While our Directors, officers and employees may ask for proxies, these people do not receive additional compensation for such services. It is contemplated that additional solicitation of proxies may be made in the same manner under an engagement we have with Georgeson Inc., at an anticipated cost of approximately $1,200, plus reimbursement of out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of PRIMEDIA Common Stock.

How can I submit a proposal for consideration at the 2011 Annual Meeting?

To be considered for the 2011 Annual Meeting, stockholder proposals must be submitted in writing to our Corporate Secretary at the address specified below. No proposal can be included in our proxy statement for the 2011 Annual Meeting unless it is received by our Corporate Secretary no later than December 20, 2010. The proposal must also meet the other requirements of the rules of the Securities and Exchange Commission, or SEC, relating to stockholder proposals.

How can I recommend someone as a candidate for Director?

A stockholder who wishes to recommend a candidate for Director may write to Mr. David Bell, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, in care of our Corporate Secretary. To be effective for consideration at the 2011 Annual Meeting, a nomination must be received by our Corporate Secretary no later than March 21, 2011 and must include information required under our By-laws, including information about the nominating stockholder and information about the nominee that would be required to be included in a proxy statement under the rules of the SEC. For additional information, please see “Corporate Governance  –  Director Nominations” below.

What is the address of PRIMEDIA’s Corporate Secretary?

You may write to our Corporate Secretary at PRIMEDIA Inc., 3585 Engineering Drive, Norcross, Georgia 30092.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1 — To elect ten Directors, each for a term of one year

We currently have ten Directors, each of whom is standing for reelection at the Annual Meeting. It is proposed that each of the ten Directors to be elected shall hold office until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified. Unless otherwise marked or indicated, a proxy will be voted for these individuals. Although we do not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, a proxy may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board, in its discretion, may reduce the number of Directors.

The Board of Directors recommends that you vote FOR the nominees described below.

Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to serve on the Board of Directors and recommending nominees to be submitted to the stockholders for election at each Annual Meeting. After the Committee completes its evaluation of candidates, it presents its recommendation to the Board for consideration and approval.

In evaluating candidates, the Committee considers a variety of qualifications, attributes, experiences and skills, and recognizes that a diversity of knowledge, viewpoints and experience can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of candidates, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may enhance the quality of the Board’s deliberations and decisions. The Board believes that, as a group, the Director nominees bring a diverse range of perspectives to the Board’s deliberations and that each of the nominees has knowledge, experience and skills that enable significant contributions to the Board’s discussions and decisions.

The biography of each of the nominee Directors below contains information regarding the person’s service as a Director, business experience, other director positions held currently or at any time during the last five years, and the knowledge, experience and skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a Director until the next Annual Meeting. For additional information regarding the selection and nomination of Director candidates generally, as well as the nominees described below, please see “Corporate Governance – Director Nominations”.

David A. Bell Age: 66	Mr. Bell became a Director in May 2001. He is currently an Operating Advisor at Pegasus Capital Advisors, L.P., a private equity fund manager, and a Senior Advisor to AOL Inc. From March 2006 until March 2007, he was Chairman Emeritus of the Interpublic Group of Companies, Inc., or IPG. From January 2005 until March 2006, Mr. Bell was Co-Chairman of IPG. From February 2003 until January 2005, he was the Chairman and Chief Executive Officer of IPG. He was the Vice Chairman of IPG from July 2001 to January 2003, and the Chairman of the Board and Chief Executive Officer of True North Communications Inc. from 1999 through 2001. Since April 2003, Mr. Bell has served as a director of The Warnaco Group, Inc. and as a member of its Compensation Committee and its Nominating and Corporate Governance Committee. He served as Chairman of Warnaco’s Compensation Committee from 2004 until November 2008. Since October 2007, Mr. Bell has served as a director of Lighting Science Group Corporation and as a member of its Audit, Compensation and Executive Committees. Mr. Bell is Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee and Executive Committee.

Beverly C. Chell Age: 67	Ms. Chell became a Director in March 1992. She currently serves as a consultant to private equity firms and privately held companies. From 1991 through November 2005, Ms. Chell was Vice Chairman, General Counsel and Secretary of PRIMEDIA. Ms. Chell also served as Vice Chairman and Chief Financial Officer of PRIMEDIA from December 2005 through June 2006. From July 2006 until December 2008, Ms. Chell provided occasional consulting services to PRIMEDIA. Ms. Chell is a member of our Compensation Committee.

Daniel T. Ciporin Age: 52	Mr. Ciporin became a Director in July 2006. He is currently a partner in Canaan Partners, a venture capital fund specializing in early stage companies. From July 2005 until March 2007, Mr. Ciporin provided independent consulting services. From January 1999 until June 2005, Mr. Ciporin was Chairman and CEO of Shopping.com, Ltd. From November 2005 until November 2008, Mr. Ciporin served as a director of Vistaprint N.V. and a member of its Audit Committee. From April 2007 until January 2010, Mr. Ciporin served as a director of Corel Corporation and a member of its Audit Committee. Mr. Ciporin is a member of our Audit Committee.

Meyer Feldberg Age: 67	Professor Feldberg became a Director in January 1997. He is currently serving as a Senior Advisor to Morgan Stanley, which he joined in March 2005. Professor Feldberg is a Professor of Leadership and Ethics at the Columbia University Graduate School of Business, or the CUGSB. He is also Dean Emeritus of the CUGSB. From 1989 to 2004, Professor Feldberg was the Dean and a Professor at the CUGSB. Since October 1990, Professor Feldberg has served as a director or trustee of 30 investment companies, consisting of 59 portfolios of UBS Global Asset Management and served as the former Chairman of its Audit and Nominating and Governance Committees. Since June 1992, Professor Feldberg has served as a director of Macy’s, Inc. and currently serves as a member of its Compensation and Management Development Committee and its Nominating and Corporate Governance Committee. Since February 1997, Professor Feldberg has served as a director of Revlon, Inc. and a member of its Audit Committee and the current Chairman of its Nominating and Corporate Governance Committee. Since March 2002, Professor Feldberg has served as a director of SAPPI Limited and as a Chairman of its Compensation Committee and as a member of its Nomination and Governance Committee. Professor Feldberg is a member of our Audit Committee and our Nominating and Corporate Governance Committee.

Perry Golkin Age: 56	Mr. Golkin became a Director in November 1991. He is a General Partner of KKR Associates and an advisory partner of Kohlberg Kravis Roberts & Co. L.P., or KKR. From February 1998 until March 2007, Mr. Golkin served as a director of Bristol West Holdings, Inc. From February 2001 until April 2007, Mr. Golkin served as a director of Willis Group Holdings Limited and as a member of its Executive and Compensation Committees. From 2000 until November 2008, Mr. Golkin served as a director of Rockwood Holdings Inc. Mr. Golkin is Chairman of our Compensation Committee and a member of our Executive Committee.

H. John Greeniaus Age: 65	Mr. Greeniaus became a Director in June 1998. He has served as President of G-Force, Inc., a financial services company, since 1998. He was previously Chairman and Chief Executive Officer of Nabisco, Inc. from 1993 until 1997. Since December 2001, Mr. Greeniaus has served as a director of the Interpublic Group of Companies, Inc. and as a member of its Audit Committee since 2003, its Compensation Committee since 2001 and as a member of its Finance Committee from 2002 until 2006. Mr. Greeniaus is a member of our Compensation Committee, our Audit Committee and our Nominating and Corporate Governance Committee.

Dean B. Nelson Age: 51

Mr. Nelson became a Director and Chairman of the Board in April 2003 and served as President and Chief Executive Officer of PRIMEDIA from October 2005 to September 2007. Mr. Nelson founded and has served as chief executive officer of Capstone Consulting LLC, or KKR Capstone (a consulting group that works exclusively with KKR’s portfolio companies) since March 2000. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. Since April 2004, Mr. Nelson has served as a director of Sealy Corporation and is chairperson of its Nominating/Corporate Governance Committee. Mr. Nelson is a member of our Executive Committee.

Kevin J. Smith Age: 55	Mr. Smith became a Director in July 2006. He currently serves as a consultant to private equity firms and privately held companies. From April 2004 until March 2005, he was the Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co. From January 2002 until March 2004, he was Chief Financial Officer of Heidrick & Struggles International Inc. Mr. Smith is Chairman of our Audit Committee.

Charles J. Stubbs Age: 37	Mr. Stubbs has served as President and Chief Executive Officer of PRIMEDIA and a Director since May 2008. From November 2004 to May 2008, he was the President and CEO of YellowPages.com. Prior to that time, Mr. Stubbs served as President of BellSouth IntelliVentures, the electronic media division of BellSouth Advertising and Publishing Group. Before joining BellSouth, Mr. Stubbs was Executive Vice President of Infospace, a Bellevue, Washington-based entity that develops and markets Internet and wireless solutions for wireless operators and content sites.

Thomas C. Uger Age: 35	Mr. Uger became a Director in September 2005. He is currently a Director of KKR. He joined KKR in 1998 and from June 2005 through December 2006 was a Principal of KKR. Mr. Uger is a member of our Compensation Committee and Executive Committee.

Proposal 2 — To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, collectively referred to as Deloitte & Touche, as our independent registered public accounting firm for 2010. The Board of Directors has approved the appointment of Deloitte & Touche, subject to ratification of such appointment by the stockholders. Deloitte & Touche has been our independent registered public accounting firm since our inception in 1992, and including our predecessor companies, since 1989. A representative of Deloitte & Touche will be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2010.

Fees Billed by Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to us by Deloitte & Touche for the years ended December 31, 2009 and 2008:

	Year Ended
	2009	2008
Audit Fees(1)	$878,000	$1,010,000
Audit-Related Fees(2)	87,000	159,000

Total Audit and Audit-Related	965,000	1,169,000
Tax Fees(3)	1,042,000	2,180,000
All Other Fees	0	0

Total Fees	$2,007,000	$3,349,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of the consolidated financial statements included in quarterly reports and services normally provided by the independent auditor in connection with regulatory filings. Also included are fees for professional services rendered for the audit of the effectiveness of internal controls over financial reporting.

(2)	Includes fees for consultation on financial accounting and reporting standards, acquisition- and divestiture-related services and the audits of employee benefit plans. Fees for 2008 include $16,000 for individual unit audits or audit-related services resulting from divestiture transactions. There were no such fees in 2009.

(3)	In 2009 and 2008, tax fees included compliance services of $869,000 and $1,083,000, respectively, and advisory and consulting services of $173,000 and $1,097,000, respectively.

Policy on Approval of Independent Registered Public Accounting Firm Fees and Services

The services performed by Deloitte & Touche in 2009 were pre-approved by the Audit Committee in accordance with the pre-approval policy adopted by the Audit Committee. This policy describes the permitted audit, audit-related, non-audit related (tax) and non-permitted services (all other fees) (collectively referred to as the “Disclosure Categories”) that Deloitte & Touche may perform. The policy requires that, prior to the beginning of each year’s audit, a description of services to be performed by Deloitte & Touche must be presented to the Audit Committee for approval.

Any requests for audit, audit-related and non-audit related (tax) services must be submitted to the Audit Committee for specific pre-approval. Generally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, or any member of the Committee in the absence of the Chairman, for limited amounts. In the event any of the audit-related services or non-audit related services are authorized by fewer than all members of the Audit Committee, our Chief Accounting Officer or the Chairman must notify any members of the Audit Committee who did not participate in such determination of the services and fees authorized.

On a quarterly basis, the Audit Committee reviews the status of services year-to-date against the original Service List and the forecast of remaining services for the year. In 2009, all services performed by Deloitte & Touche were pre-approved following the policies and procedures of the Audit Committee.

CORPORATE GOVERNANCE

Governance Principles

Our Board of Directors is committed to establishing and maintaining corporate governance practices that reflect the highest standards of ethics and integrity. The Board has established a Nominating and Corporate Governance Committee and adopted Corporate Governance Guidelines, which set forth the practices of the Board, including qualifications for Directors, Director independence, and business conduct and ethics for the Board. The Nominating and Corporate Governance Committee charter is available, along with the Corporate Governance Guidelines, in the Governance section of our website located at www.primedia.com. They are also available in print by writing to our Corporate Secretary. All modifications to the Corporate Governance Guidelines will be reflected on our website.

In accordance with our Corporate Governance Guidelines, the Board will have completed an annual evaluation of the effectiveness of the Board and each of its committees prior to the Annual Meeting. The Board evaluations consider, among other things, the quality of meeting agendas, materials and discussions. Evaluations focus on both strengths and opportunities for improvement.

We comply with the NYSE listing standards applicable to corporate governance. On June 20, 2009, we timely submitted to the NYSE the Annual CEO Certification, pursuant to Section 303A.12 of the NYSE’s listing standards, whereby our Chief Executive Officer certified that he was not aware of any violation by PRIMEDIA of the NYSE’s corporate governance listing standards as of the date of the certification.

Director Independence

The Board is comprised of a majority of independent Directors within the meaning of applicable NYSE corporate governance listing standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards. The Board has determined that each current director is independent under the NYSE’s listing standards, other than Mr. Nelson, who is our Chairman, and Mr. Stubbs, who is our Chief Executive Officer. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must affirmatively determine that each independent director has no material relationship with PRIMEDIA or management. In making its independence determinations, the Board considered all relevant facts and circumstances, including material relationships with, and all transactions since the beginning of 2007 related to, PRIMEDIA and each director nominee, members of their immediate families or entities associated with them.

None of the non-employee Directors was disqualified from “independent” status under the objective tests included in the NYSE listing standards. In making its subjective determination that each non-employee Director is independent, the Board reviewed and discussed additional information provided by the Directors and others with respect to each Director’s business and personal activities as they may relate to PRIMEDIA and PRIMEDIA’s management. As the concern is independence from management, the ownership of a significant amount of stock is not considered, in and of itself, a bar to independence; but, rather, one factor to consider. The Board considered all relationships and transactions in the context of NYSE listing standards and guidance, including the additional standards established for members of audit committees. Based on all of the foregoing, the Board made a subjective determination as required by NYSE rules that no relationships exist that, in the opinion of the Board, would impair the non-employee Director’s independence.

Board Composition

The Board is currently comprised of ten members. The Board has responsibility for establishing broad corporate policies and for our overall performance. Members of the Board are kept informed of our businesses by various reports and documents sent to them periodically, as well as by operating and financial presentations made at Board and committee meetings by our Chairman, our President and Chief Executive Officer, our Chief Financial Officer and other officers and management executives.

Regular meetings of the Board are held throughout the year. In 2009, the Board held five meetings and also acted by unanimous written consent from time to time. Each Director standing for election attended at least 80% of the total number of meetings of the Board and Board committees of which he or she was a member in 2009. It is our policy that Directors are encouraged to attend the annual meeting of stockholders. All of our Directors attended our 2009 Annual Meeting either in person or were available by telephone.

Directors who are not employees of PRIMEDIA hold regular executive sessions at which management Directors, including our Chairman, are not present. Unless the Board determines otherwise, these sessions occur, at a minimum, two times a year. In addition, those Directors who are not management or affiliated with our majority stockholder (investment partnerships controlled by Kohlberg Kravis Roberts & Co. L.P.) hold an executive session at least once a year at which only these Directors are present. The Director with the most seniority in attendance at an executive session typically presides over such executive session.

Leadership Structure

Our Nominating and Corporate Governance Committee reviews the Board’s leadership structure annually, together with an evaluation of the performance and effectiveness of the Board of Directors. The Committee and the Board believe that our current leadership structure, with separate executive roles for our Chairman and our Chief Executive Officer, facilitates information flow between management and the Board, promotes effective strategy development and execution and is in the best interests of stockholders at this time. This structure has been particularly useful in light of our relatively new Chief Executive Officer and the significant changes in our strategic direction as we become a more nimble, Internet-based competitor. The Board believes that the roles of our Chairman and Chief Executive Officer are complementary, dynamic and provide the appropriate balance, given our specific facts and circumstances, between effective strategy development and independent oversight of management. The Board believes this structure contributes to a greater role for the independent Directors in the oversight of the company and active participation of the independent Directors in setting agendas and establishing priorities and procedures for the work of the Board.

In particular, the Board as a whole and also at the committee level is actively involved in oversight of risks that could affect us. The Board reviews information regarding oversight of risks to the enterprise that could negatively impact our operations or strategic decisions, including management and succession planning, financial policies and material business and financial decisions. Our Audit Committee oversees management of risks related to accounting matters, financial reporting, the design and operation of our system of internal controls, compliance, ethics and company practices with respect to risk assessment and risk management. Our Nominating and Corporate Governance Committee primarily manages risks associated with the independence of the Board and potential conflicts of interest. Our Compensation Committee is responsible for overseeing the management of compensation plans and arrangements, including assessment of risks arising from compensation programs, policies and practices, and making recommendations to the Board associated with compensation and benefits systems.

Though each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board receives full reports by each committee chair regarding the committee’s considerations and actions, as well as regular reports directly from officers responsible for oversight of particular risks. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board Committees

The Board currently has four standing committees: Audit, Nominating and Corporate Governance, Compensation and Executive. Under applicable NYSE rules, we are considered a “controlled company” because more than 50% of stockholder voting power is held by investment partnerships controlled by Kohlberg Kravis Roberts & Co. L.P. As a result, we are not required to have a compensation committee or nominating and corporate governance committee; however, the Board has chosen to establish these committees.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Executive Committee
David A. Bell Daniel T. Ciporin Meyer Feldberg H. John Greeniaus Kevin J. Smith (Chair)	David A. Bell (Chair) Meyer Feldberg H. John Greeniaus	Beverly C. Chell Perry Golkin (Chair) H. John Greeniaus Thomas C. Uger	David A. Bell Perry Golkin Dean B. Nelson Thomas C. Uger

During 2009, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held four meetings, the Executive Committee held one meeting and the Compensation Committee held one meeting and also acted by unanimous written consent.

The Board has determined that the members of each of the Board’s standing committees meet the criteria for independence as established by the NYSE listing standards, except that Mr. Nelson, a member of the Executive Committee, is not considered independent. Each of the committees is described in greater detail below. The Board has established written charters for the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. Each of the charters can be found in the Governance section of our website located at www.primedia.com or can be obtained in print by writing to our Corporate Secretary. Any changes to the charters will be reflected on our website.

Audit Committee

The primary purpose of our Audit Committee is to assist the Board in overseeing our accounting, auditing and financial reporting practices. Its duties include selecting and overseeing our independent auditor, reviewing the scope of the audit to be conducted by the independent auditor, including the results of such audit, reviewing our internal audit function and our disclosure and internal controls procedures, approving audit and other services to be provided by our independent auditor and overseeing our financial reports, including our annual report, and the critical accounting policies and estimates used in preparing such reports.

The charter of the Audit Committee requires that the Audit Committee be comprised of at least three Directors, each of whom must be independent under the NYSE listing standards. In addition, each member of the Audit Committee must be financially literate within the meaning of the NYSE listing standards, and at least one member must have accounting or related financial expertise as determined by the Board. The Board has determined that each of the Audit Committee members is independent and financially literate and that each of Messrs. Smith, Bell, Ciporin and Greeniaus qualifies as an “audit committee financial expert” and, as a result, has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee’s Report appears on pages 39 through 40.

Compensation Committee

The primary purpose of our Compensation Committee is to review and oversee our compensation programs, including remuneration arrangements for our senior executives, including our Chairman and our President and CEO. Additional information about the Compensation Committee’s responsibilities is included in the Compensation Discussion and Analysis beginning on page 20. The Board has determined that each of the Compensation Committee members is independent. The Compensation Committee’s Report appears on page 39.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee develops and recommends to the Board a set of corporate governance principles and performs a leadership role in shaping our corporate governance. The Committee also identifies qualified candidates to serve on the Board and recommends nominees to be submitted to the stockholders for election as Directors at each annual meeting. The Committee’s duties include regularly reviewing and recommending changes to our corporate governance principles, including retirement and other tenure policies for Directors, assessing channels through which the Board receives information and overseeing evaluation of the Board and management. The Board has determined that each of the Nominating and Corporate Governance Committee members is independent.

Executive Committee

The Executive Committee has authority to act for the Board on all matters during intervals between Board meetings.

Stockholder Recommendations or Nominations for Director

Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to serve on the Board of Directors and recommending nominees to be submitted to the stockholders for election. The Committee considers Director candidates recommended by current Directors, officers, employees and third parties. The Nominating and Corporate Governance Committee also will consider stockholder recommendations for Director candidates for the Board. Stockholders should send their recommendations to our Corporate Secretary. Nominations must conform to the procedures set forth in our By-Laws, a copy of which is available without charge upon request to our Corporate Secretary. Director candidates recommended or nominated by stockholders are evaluated against the same criteria used to evaluate all candidates.

In evaluating candidates, the Committee considers a variety of qualifications, attributes, experiences and skills, and recognizes that a diversity of knowledge, viewpoints and experience can enhance the effectiveness of the Board. Accordingly, the Committee takes into account how a candidate’s background, experience, qualifications, attributes and skills may enhance the quality of the Board’s deliberations and decisions. The Committee has not formalized this practice into a written policy. As specified in our Corporate Governance Guidelines, the Board considers whether individual Directors possess the following personal attributes: integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. Directors also should have broad business, governmental, non-profit or other professional experience, including experience as a director of a public company, that indicates the Director will be able to make significant and immediate contributions to the Board’s discussions. Candidates should be able to devote sufficient time and energy to the performance of the duties of a Director.

Our Corporate Governance Guidelines also specify that the Board as a whole should possess certain core competencies, with each Director contributing knowledge, experience and skills in at least one area. The Committee and the Board have concluded that, as a group, the nominee Directors described on pages 6 through 8 above have substantial knowledge, experience and skills in all of these areas, including accounting and finance (Mr. Bell, Ms. Chell, Mr. Ciporin, Mr. Feldberg, Mr. Golkin, Mr. Greeniaus, Mr. Smith and Mr. Uger); operations management (Mr. Bell, Ms. Chell, Mr. Ciporin, Mr. Feldberg, Mr. Greeniaus, Mr. Nelson, Mr. Smith and Mr. Stubbs); leadership (all of the nominees); corporate governance (Mr. Bell, Mr. Feldberg, Mr. Greeniaus and Mr. Nelson); industry knowledge (Ms. Chell, Mr. Nelson, Mr. Stubbs and Mr. Uger); digital media (Mr. Bell, Ms. Chell, Mr. Ciporin and Mr. Stubbs); marketing (Mr. Bell, Mr. Ciporin, Mr. Feldberg, Mr. Greeniaus and Mr. Stubbs); risk management (Mr. Bell, Mr. Feldberg, Mr. Golkin, Mr. Greeniaus, Mr. Nelson and Mr. Smith); public company executive compensation (Ms. Chell, Mr. Golkin, Mr. Greeniaus, Mr. Nelson and Mr. Uger); corporate development (Mr. Ciporin, Mr. Golkin, Mr. Nelson and Mr. Uger); and strategic planning (all of the nominees).

The Board’s review of a Director candidate is typically based on any written materials provided with respect to the potential candidate, personal references, interviews and such other factors as the Board determines are pertinent in light of the then-current needs of the company. In the future, the Nominating and Corporate Governance Committee will use these and other materials approved by the Board and the Nominating and Corporate Governance Committee to evaluate potential candidates. In 2009, we did not pay a fee to any third party to identify Director candidates.

Code of Ethics

We strongly believe that our business practices should reflect the highest standards of honesty, fair dealing and ethics. Toward that end, the Board has adopted a Code of Ethics, which applies to all of our Directors, officers and employees. The Code of Ethics is available in the Governance section of our website located at www.primedia.com. It is also available in print by writing to our Corporate Secretary. Any modifications to the Code of Ethics will be reflected on our website. We also have an Ethics Committee, which investigates allegations of unethical or inappropriate behavior, as well as a toll-free Ethics Help Line, which employees and others may use on a confidential basis to, among other things, notify the Audit Committee if they become aware of any questionable accounting practices.

Communications with the Board

Stockholders or other interested parties who wish to communicate with our Directors, a committee of the Board, the independent Directors as a group or our Board of Directors generally may do so by addressing their correspondence to such member or members in care of our Corporate Secretary at PRIMEDIA Inc., 3585 Engineering Drive, Norcross, Georgia 30092.

COMPENSATION OF DIRECTORS

Overview

Only Directors who are not employees of PRIMEDIA receive compensation for services as a Director. We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Compensation for non-employee Directors during 2009 was comprised of the following:

Type Of Compensation	Amount($)
Annual Cash Retainer(1)	55,000

Additional Annual Retainer for Committee Chair:
Audit Committee	25,000
Nominating and Corporate Governance Committee	5,000

Additional Annual Retainer for Committee Membership:
Audit Committee	25,000
Nominating and Corporate Governance Committee	10,000
Compensation Committee(2)	10,000

(1)	Includes all service on the Board and standing committees, including attendance at meetings. Annual fees are payable in quarterly installments. For 2010, the annual retainer will remain at $55,000, and additional committee fees will remain unchanged.

(2)	Board members affiliated with Kohlberg Kravis Roberts & Co. L.P. do not receive additional fees for serving on the Compensation Committee.

Directors are reimbursed for the business expenses related to attendance at Board meetings, including room, meals and transportation to and from Board meetings.

Stock Option Awards

Historically, upon initial election to the Board, each non-employee Director has been granted an option to acquire shares of our Common Stock. These options vest over three years in equal installments and expire after five years. We do not grant annual stock option awards to our Directors, but we have periodically granted options to Directors in addition to those granted upon being elected as a Director. No options were granted to Directors in 2009.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, a non-employee Director may elect to defer all or part of the annual fees payable to the Director. Deferred amounts are “credited” to an unfunded cash account or Common Stock equivalent account, as selected by the Director. Interest, at our average borrowing rate, is credited quarterly for bookkeeping purposes to a Director’s cash account. Subject to certain restrictions, a Director is permitted to take distributions in cash from a cash account, or in shares of Common Stock or cash equivalent equal to the value of credited shares (and credited dividend equivalent payments) at the time of distribution, at our option, in whole or in part, from her or his account following retirement or termination of service. Only one Director, Mr. Golkin, currently participates in this plan, under which he has elected to defer his fees in Common Stock equivalents.

Director and Officer Liability Insurance

We obtain Director and officer liability insurance to insure our Directors and officers against certain losses they may be required to pay as a result of performing their duties as Directors and officers. We pay one premium for this insurance for all of PRIMEDIA and therefore do not allocate a specific dollar amount to any individual Director or the Directors as a whole.

Non-Employee Director Compensation For 2009

The table below summarizes the compensation paid by PRIMEDIA to non-employee Directors for the year ended December 31, 2009:

Name	Fees earned or paid in cash($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total($)
David A. Bell	95,000	—	—	—	—	—	95,000
Beverly C. Chell	65,000	—	—	—	—	—	65,000
Daniel T. Ciporin	120,000	—	—	—	—	—	120,000
Meyer Feldberg	90,000	—	—	—	—	—	90,000
Perry Golkin	55,000	—	—	—	—	—	55,000
H. John Greeniaus	100,000	—	—	—	—	—	100,000
Kevin J. Smith	145,000	—	—	—	—	—	145,000
Thomas C. Uger	55,000	—	—	—	—	—	55,000

(1)	Mr. Bell’s fees consisted of the $55,000 annual fee, $25,000 for serving on the Audit Committee and $15,000 for serving on the Nominating and Corporate Governance Committee.

Ms. Chell’s fees consisted of the $55,000 annual fee and $10,000 for serving on the Compensation Committee.

Mr. Ciporin’s fees consisted of the $55,000 annual fee, $25,000 for serving on the Audit Committee and $40,000 for serving on a special litigation committee.

Mr. Feldberg’s fees consisted of the $55,000 annual fee, $25,000 for serving on the Audit Committee and $10,000 for serving on the Nominating and Corporate Governance Committee.

Mr. Golkin participates in the Directors’ Deferred Compensation Plan and, as a result, in lieu of cash compensation, at the end of each calendar quarter during 2009, Mr. Golkin received credits for PRIMEDIA Common Stock in an amount determined by dividing the quarterly fee payable, $13,750, by the share price on the last trading day of the calendar quarter. During 2009, Mr. Golkin received credits in PRIMEDIA Common Stock in the following amounts:

Quarter Ending	Number of shares credited	Share Price($)
March 31	5,566.80	2.47
June 30	6,840.80	2.01
September 30	5,450.35	2.52
December 31	3,808.96	3.61

As of December 31, 2009, Mr. Golkin has accumulated credits equal to an aggregate of 83,796.76 shares of PRIMEDIA Common Stock through the Directors’ Deferred Compensation Plan.

Mr. Greeniaus’ fees consisted of the $55,000 annual fee, $25,000 for serving on the Audit Committee, $10,000 for serving on the Nominating and Corporate Governance Committee and $10,000 for serving on the Compensation Committee.

Mr. Smith’s fees consisted of the $55,000 annual fee, $50,000 for serving on the Audit Committee as its Chairman and $40,000 for serving on a special litigation committee.

EXECUTIVE OFFICERS

Our current executive officers, other than Messrs. Nelson and Stubbs, and a key employee are:

Kim R. Payne Senior Vice President and Chief Financial Officer Age: 41	Ms. Payne has served as Chief Financial Officer since August 2007. Previously, she had served as Chief Financial Officer of our operating subsidiary since August 2006. She joined us as an accountant in 1991 and during her tenure has served in various finance management roles at our operating subsidiary, including Financial Analyst, Director of Analysis and Planning, and Vice President of Finance.

Arlene Mayfield Senior Vice President and President, Apartment Guide and New Home Guide Age: 47	Ms. Mayfield has served as Senior Vice President since December 2007 and President of the Apartment Guide and New Home Guide businesses since October 2005 and November 2008, respectively. Previously, she had served as Vice President of the New Home Guide from September 2003 through October 2005. She began her career with us in 1993 as the Publisher of the Albuquerque Apartment Guide. Ms. Mayfield was promoted to Publisher of the Orlando Apartment Guide in 1997 and subsequently to Regional Director for the Eastern Region in 1999.

Keith L. Belknap, Jr. Senior Vice President, General Counsel and Secretary Age: 52	Mr. Belknap has served as Senior Vice President, General Counsel and Secretary since September 2007 and of our operating subsidiary since March 2007. Mr. Belknap is responsible for oversight of our legal and corporate and business development functions. From February 2006 to March 2007, he served as Assistant General Counsel of PPG Industries, Inc. From April 2003 to February 2006, he served as a Principal Counsel to Georgia-Pacific Corporation. Prior to April 2003, Mr. Belknap was Counsel at Skadden, Arps, Slate, Meagher & Flom LLP.

J. Michael Barber Senior Vice President and Chief Accounting Officer Age: 43	Mr. Barber has served as Chief Accounting Officer since May 2008. Prior to joining us in October 2007, Mr. Barber served as Executive Vice President and Chief Accounting Officer of HomeBanc Corp. from September 2004 through October 2007. HomeBanc filed for bankruptcy protection in August 2007. From 2001 to August 2004, he served as Senior Vice President/Manager of Accounting Policy and Reporting with Union Planters Corp., a bank holding company. Prior to 2001, Mr. Barber worked with PricewaterhouseCoopers LLP, where he was a Senior Manager in that organization’s banking practice. Mr. Barber is a certified public accountant.

Jamison M. Clymer President, Rentals.com Age: 35	Mr. Clymer has served as President of Rentals.com since January 2008. Prior to joining us, Mr. Clymer served as Vice President and General Manager of Homes.com at Dominion Enterprises from January 2005 through December 2007. From October 2003 through December 2004, he served as General Manager of Employmentguide.com at Dominion, and from July 2001 through September 2003 he served as District Manager of Employmentguide.com.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overall Compensation Philosophy

Our executive compensation programs are designed to attract, retain and motivate top executive talent, while aligning the interests and compensation of such executives with the interests of our stockholders. To that end, our compensation packages have historically included both cash and stock-based compensation that are designed to recognize and reward individual contributions as measured against established short-term and long-term financial and operational goals. Further, we believe our compensation programs are designed to avoid excessive risk-taking. The goals for our incentive compensation reflect a balanced mix of performance measures based on our business plan, avoid excessive weight on a single performance measure and limit overall potential payments for any of our executives.

This section describes our 2009 compensation programs for our “named executives,” which for purposes of this proxy statement are the individuals listed in the Summary Compensation Table on page 27.

Role of Compensation Committee

The Compensation Committee is responsible for reviewing and overseeing our executive compensation programs, including risks that may arise from compensation programs, policies and practices. In connection with its duties, the Compensation Committee periodically reviews executive compensation programs and evaluates the relationship between the programs and performance. The Compensation Committee considers, among other things, the following factors in making decisions regarding executive compensation:

•	Our compensation philosophy;

•	Our financial and operational performance relative to peers and industry standards;

•	Aligning of executive interests with stockholder interests; and

•	Total compensation and the combination of compensation elements.

The Compensation Committee also develops the individual and corporate goals and objectives relevant to the compensation of our Chairman and Chief Executive Officer. The Compensation Committee, together with our Chairman and Chief Executive Officer, reviews the compensation components for our other executive officers.

Role of Management

Management assists the Compensation Committee in making compensation determinations in various ways. Our Chairman and Chief Executive Officer assess the performance of the other named executives and make recommendations regarding their compensation to the Compensation Committee. In addition, our Chairman, with the assistance of the Human Resources department, develops proposals regarding changes in compensation for review and approval by the Compensation Committee and assists the Compensation Committee in making compensation decisions by providing data necessary to evaluate and implement compensation proposals and programs.

The Compensation Committee has established a pool of stock options and has delegated to our Chairman and our Chief Executive Officer, acting jointly, the authority and discretion to make grants from such pool not exceeding 10,000 shares of Common Stock per grant. Our Chairman is required to periodically report these grants to the Compensation Committee. During 2009, options to purchase a total of 16,000 shares of Common Stock were granted from this pool to non-executives.

Role of Compensation Consultant and other Advisors

Neither we nor the Compensation Committee has any contractual relationship with any compensation consultant. Periodically, however, we have engaged Hewitt Associates to assist with specific requests regarding equity compensation packages. We did not engage a compensation consultant during 2009. In addition, from time to time, we seek advice from legal counsel regarding current developments in laws and regulations relating to compensation matters.

2009 Executive Compensation Components

During 2009, our primary compensation programs were comprised of the following components:

•	Base Salary

•	Annual Incentive Awards

•	Long-Term Incentive Awards

Base Salary.  Base salaries for our named executives depend on the level of responsibility of the position, experience of the executive, performance of the executive and company objectives. In addition, we evaluate salaries paid in the competitive marketplace for executive talent and compare base salaries for comparable positions at other companies. While the Compensation Committee considers market data in making compensation decisions, it does not target compensation at a particular percentile or within any targeted range based on the data. The data comprise one of a variety of factors considered.

The Compensation Committee regularly monitors base salaries, and adjustments are made based upon company and executive performance and, if applicable, changes in position and responsibilities. Both financial and non-financial performance measures are considered when determining if any adjustment is warranted. If a named executive has responsibility for a particular business unit, the financial results of that unit are also considered.

Messrs. Nelson and Stubbs requested that the Compensation Committee not consider an increase in their base salary for 2009. Each of our other named executives received an increase in base salary ranging from 2.5% to 3.0% in connection with our regular annual salary review process.

Annual Incentive Awards.  During 2009, each of our named executives participated in our Executive Incentive Compensation Plan, or EICP. The EICP is an annual cash incentive program that provides cash awards that are contingent and based on pre-established financial targets. Awards are based on a percentage of the executive’s earned base salary during the calendar year in which they participate in the EICP.

Each year, as part of our annual budget process, the Compensation Committee determines the components of the financial portion of the EICP for the next bonus period and sets the threshold, target and maximum levels for each component, as well as the weighting of each component respective to the total award. The Compensation Committee considers specific circumstances relating to our current operations when determining the threshold, target and maximum levels.

For 2009, the Compensation Committee determined that 80% of each named executive’s EICP target award would be based on achievement of financial objectives relating to consolidated net revenue, EBITDA and net free cash flow (each as defined below), with each component accounting for 20%, 40% and 20%, respectively, of the total financial portion. The remaining 20% would be discretionary. Specific financial objectives and results for 2009 were:

•

Net Revenue:  Total product and services revenue, excluding barter and intercompany revenue, which includes cross-promotion revenue. For 2009, the objective upon which bonuses were based was approximately $280.2 million. The actual result was approximately $256.7 million.

•

EBITDA:  EBITDA, which for these purposes represents earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other, and any non-operating adjustments approved by the Committee. For 2009, the objective upon which bonuses were based was approximately $68.5 million. The actual result was approximately $61.1 million.

•

Net Free Cash Flow:  EBITDA, plus/minus changes in working capital, non-cash EBITDA items and acquisition reserve payments. For 2009, the objective upon which bonuses were based was approximately $46.0 million. The actual result was approximately $42.2 million.

Bonus payments can range from no payment to 150% of an executive’s target bonus, though historically they have ranged from 50% to 150%, and are contingent upon the extent to which pre-established objectives are met:

•

No payment for a particular financial objective of the EICP award unless the threshold performance level (90% of the Net Revenue objective; 85% of the EBITDA and Net Free Cash Flow objectives) is achieved;

•

Payment of at least 50% but less than 100% of the target bonus for a particular financial objective of the EICP award determined on a pro rata basis if the threshold performance level for that objective is achieved or exceeded, but the objective is not met;

•	Payment of at least 100% but less than 150% of the target bonus for a particular financial objective of the EICP award determined on a pro rata basis if the target performance level for that objective is achieved or exceeded, but the maximum performance level (110% of the Net Revenue objective; 115% of the EBITDA and Net Free Cash Flow objective) is not achieved; and

•	Payment of 150% of the target bonus for a particular financial objective of the EICP award if the maximum performance level for that objective is achieved or exceeded.

Following the completion of the audit of our consolidated financial statements for the prior year, the Compensation Committee, with the assistance of the Human Resources and Accounting departments, reviews actual performance in relation to each of the pre-determined financial objectives to determine financial achievement.

Historically, discretionary awards for participants in the EICP, including the named executives, have most often been determined by applying the weighted-average financial award percentage to the discretionary award target amounts. However, in connection with its review of 2009 results, the Compensation Committee determined that discretionary awards for 2009 should also take into account more subjective individual performance results, particularly where a participant had rendered superior performance and leadership in the face of extremely difficult economic and industry conditions. Accordingly, the Compensation Committee awarded payment of 110% of the aggregate 20% discretionary component of the EICP for 2009, allocated in the following manner:

•	A discretionary award percentage equal to the weighted-average financial award percentage (64.7%) was applied to the 20% discretionary component for all EICP participants; and

•

The remaining 45.3% ($275,000, in the aggregate) was allocated among selected EICP participants in accordance with recommendations made by our Chief Executive Officer, taking into account, among other factors, individual job performance, incumbent experience, retention concerns and an employee’s ability to impact future results for the company.

Payment of EICP bonuses is generally made as soon as practicable following the plan year. The following table summarizes the total target awards and payments for each of the named executives for 2009:

Name	2009 EICP Target (%)	2009 EICP Target ($)	2009 EICP Payment ($)
Dean B. Nelson	50	140,000	90,647
Charles J. Stubbs	65	325,000	210,431
Kim R. Payne	50	128,125	102,992
Arlene Mayfield	50	128,750	97,687
Keith L. Belknap	50	146,912	116,603

Long-Term Incentive Program

Our named executives are eligible to receive either stock options or restricted stock under the PRIMEDIA 1992 Stock Purchase and Option Plan, as amended, which we refer to as the

1992 Plan. The Compensation Committee approves all grants of stock options or restricted stock, except for the pool established for our Chairman and our Chief Executive Officer acting jointly.

Restricted Stock Awards.  During 2008, the Compensation Committee approved a Long-Term Incentive Program for the 2008 through 2010 calendar years, under which individual restricted stock awards were granted for each year of the program to members of senior management, including our named executives. For each year of the program, the extent to which the restricted stock award vests, if at all, is contingent upon the extent to which we achieve the applicable consolidated target EBITDA (as defined under the EICP referenced above) for such year. The award for such year is forfeited if less than 90% of the target is achieved.

For 2009, the target EBITDA was approximately $68.5 million, and the actual result was approximately $61.1 million, or 89.2% of target. Because less than 90% of the target was achieved, all 2009 awards were forfeited. In addition, on March 25, 2009, the Compensation Committee approved supplemental, performance-based grants of restricted stock and cash awards under the 1992 Plan to certain members of management, including each of our named executives, for the 2009 calendar year. Vesting of these awards was based on the same conditions as the Long-Term Incentive Awards described above; therefore, these awards also were forfeited.

Stock Options.  Stock options can provide a means to align the interests of executives with our stockholders, and the vesting schedule of option grants encourages executive retention. The Compensation Committee considers a number of factors when considering a grant of stock options, including the employee’s base salary, performance and value of the options, as well as recommendations from management. No stock options were granted to any executives during 2009.

Other Restricted Stock Awards

On March 25, 2009, the Compensation Committee approved an additional grant of 131,913 shares of restricted stock, together with a target cash bonus equal to $240,082, to Mr. Stubbs. This grant will vest as to 100% of the shares of restricted stock and 100% of the cash bonus on December 31, 2012, so long as Mr. Stubbs remains employed by the company through such date. These grants are subject to earlier vesting as more fully described under “Compensation of Named Executives – Employment Agreements with Named Executives” below.

Retirement Benefits

All of our employees are eligible to participate in the PRIMEDIA Thrift & Retirement Plan, which we refer to as the 401(k) Plan, following completion of one year of service. The 401(k) Plan is a defined contribution, tax-qualified retirement savings plan pursuant to which all eligible highly compensated employees, as defined in the 401(k) Plan, including the named executives, are able to contribute, on a before-tax or after-tax basis, the lesser of up to 7% of their annual base salary or the limit prescribed by the Internal Revenue Service, or IRS. All other eligible employees are able to contribute the lesser of 20% of their annual base salary or the limit prescribed by the IRS. We match 50% of the first 6% of base salary that is contributed to the 401(k) Plan by employees. All employee contributions to the 401(k) Plan are 100% vested upon contribution, and PRIMEDIA contributions vest in 20% increments equally over a period of five years commencing on the employee’s hire date. Other than the 401(k) Plan, we do not operate any pension or retirement plan that receives contributions or provides any additional retirement benefits specifically to our named executives.

Personal Benefits and Perquisites

We do not have a personal benefits and perquisite program. However, from time to time, we have provided named executives with limited perquisites and other personal benefits that we believe provide economic value to the executive and assist us in attracting, retaining and motivating key executives. These perquisites and other personal benefits have included reimbursement of certain relocation expenses (including tax gross-up payments), use of corporate apartments and parking allowances. During 2009, our named executives received the same benefits as provided to other employees. We report the costs of personal benefits and perquisites for our named executives in the Summary Compensation Table on page 27.

Severance Payments

We believe that it is important to provide reasonable severance benefits to senior management both to remain competitive in the market for executive talent and in acknowledgement that it may be difficult for these employees to find comparable positions in a short period of time. Generally, each member of our senior management (other than our Chairman) is entitled to severance payments in the event that he or she is terminated by us without “cause,” as defined in his or her employment or severance agreement. For additional information, please see “Compensation of Named Executives – Employment Agreements with Named Executives” and “– Severance Agreements with Named Executives” and “Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Implications

In overseeing our executive compensation program, the Compensation Committee reviews and considers the effect of Section 162(m) of the Internal Revenue Code, which provides that a company may not deduct compensation of more than $1 million that is paid to certain individuals. The Compensation Committee seeks to preserve the tax deductibility of compensation; however, it has authorized, and will continue to retain the right to authorize, compensation that may not meet deductibility requirements if it determines that such compensation is in the best interests of our stockholders. The Compensation Committee believes it must retain flexibility to exercise its judgment in assessing executive performance and that compensation for executive officers should be governed by our overall executive compensation philosophy and the interests of our stockholders, notwithstanding the effect of such compensation on deductibility in any given year.

Securities Trading Policy

Executives may not engage in any transaction in which they may profit from short-term speculative swings in the value of PRIMEDIA securities. This prohibition includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered, securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive’s risk inherent in owning PRIMEDIA securities, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Stock Ownership Guidelines

We do not currently have a formal stock ownership requirement for executives, but each of our named executives owns shares of our Common Stock.

COMPENSATION OF NAMED EXECUTIVES

Summary Compensation Table

The following table sets forth information with respect to the compensation of each individual who served as our Chief Executive Officer or Chief Financial Officer during 2009 and our three other most highly compensated officers as of the end of 2009. These individuals are collectively referred to as our “named executives.”

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Dean B. Nelson
Chairman	2009	280,807	18,129	93,600	—	72,518	—	7,350	472,404
	2008	425,576	41,665	114,600	—	166,660	—	11,700	760,201
	2007	875,000	1,105,000	—	—	420,000	—	17,325	2,417,325

Charles J. Stubbs
President and Chief Executive Officer	2009	500,000	42,086	517,978	—	168,345	—	56,661	1,285,070
	2008	296,153	207,015	1,744,476	—	228,062	—	344,613	2,820,319

Kim R. Payne
Senior Vice President and Chief Financial Officer	2009	256,177	36,625	23,400	—	66,367	—	6,370	388,939
	2008	250,000	21,929	57,300	87,300	87,716	—	7,044	511,289
	2007	212,500	27,782	__	__	63,643	—	6,375	310,300

Arlene Mayfield
Senior Vice President and President, Apartment Guide and New Home Guide	2009	257,413	30,996	46,800	—	66,691	—	6,366	408,266
	2008	247,461	26,336	114,600	174,600	105,346	—	7,857	676,200
	2007	238,673	24,317	—	—	209,139	—	6,649	478,778

Keith L. Belknap
Senior Vice President, General Counsel and Secretary	2009	293,741	40,505	18,720	—	76,098	—	7,086	436,150
	2008	279,119	24,476	45,840	69,840	97,905	—	6,695	523,875

(1)	Effective January 1, 2009, Ms. Payne’s annual base salary was increased to $256,250 and Ms. Mayfield’s annual base salary was increased to $257,500. Effective October 1, 2009, Mr. Belknap’s annual base salary was increased to $299,300.

(2)	This column reflects amounts earned for 2009 and, if applicable, 2008 or 2007, or both, under the discretionary portion of the EICP described on page 23. For Mr. Nelson, the amount for 2007 includes a payment of $105,000 under the EICP (discretionary portion) and a special bonus of $1,000,000 related to the sale of our Enthusiast Media segment. For Mr. Stubbs, the amount for 2008 includes a payment of $57,015 under the EICP (discretionary portion) and a sign-on bonus of $150,000 under his employment agreement.

(3)	The dollar amounts shown for stock awards and option awards represent the aggregate grant date fair values computed in accordance with the applicable Accounting Standards Codification (“ASC”) 718, Stock Compensation, excluding the effect of forfeitures. These amounts do not reflect whether the named executive officers have actually realized a financial benefit from the awards. For information on the assumptions used to calculate the value of the awards, refer to Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. With respect to the “Stock Awards” column, $293,642 of the amount shown for Mr. Stubbs in 2009, and all amounts shown for all other named executives for 2009, represent performance-based restricted stock grants under our Long-Term Incentive Program for 2009 and are shown at 100% of target. All of such awards were forfeited subsequent to the end of 2009, and no stock was issued as a result thereof.

(4)	This column reflects amounts earned for 2009 and, if applicable, 2008 or 2007, or both, under the financial portion of the EICP described on pages 21 through 23.

(5)

For Mr. Nelson, amounts reflect (a) $7,350, $6,900 and $6,750 in matching funds contributed by PRIMEDIA to the 401(k) Plan in 2009, 2008 and 2007, respectively, (b) $3,375 in unmatched contributions by PRIMEDIA to the 401(k) Plan in 2007 and (c) an annual parking allowance of $4,800 in 2008 and $7,200 in 2007. The annual parking allowance was discontinued in August 2008. For Mr. Stubbs, the amount for 2009 reflects dividend equivalents on outstanding restricted stock awards granted before 2009 of $50,209 and $6,452 in matching funds contributed by PRIMEDIA to the 401(k) Plan; and the amount for 2008 reflects relocation assistance of $344,613, including a housing reimbursement of $150,000 and tax gross-up payments of $62,884 for income imputed to Mr. Stubbs. For further information, please see “– Employment Agreements with Named Executives” below. For Ms. Payne, amounts reflect $6,370, $6,644 and $6,375 in matching funds contributed by

PRIMEDIA to the 401(k) Plan in 2009, 2008 and 2007, respectively, and a $400 demutualization payment in 2008. For Ms. Mayfield, amounts reflect $6,366, $6,657 and $6,649 in matching funds contributed by PRIMEDIA to the 401(k) Plan in 2009, 2008 and 2007, respectively, and a $1,200 demutualization payment in 2008. For Mr. Belknap, amount reflects $7,086 and $6,470 in matching funds contributed by PRIMEDIA to the 401(k) Plan in 2009 and 2008, respectively, and a $225 demutualization payment in 2008.

Grants Of Plan-Based Awards For 2009

The following table summarizes the grants of plan-based awards to each of the named executives for the year ended December 31, 2009:

Grants of Plan-Based Awards for 2009
	Grant Date		Estimated Future Payouts Under			Estimated Future Payouts Under			All Other Stock Awards: Number of Shares or Stock Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(4)
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
Name of Executive			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dean B. Nelson	03/05/09		70,000	140,000	210,000
	06/13/08					20,000	40,000	40,000				55,600
	03/25/09		54,600	109,200	109,200	10,000	20,000	20,000				38,000
Charles J. Stubbs	03/05/09		162,500	325,000	487,500
	06/13/08					43,971	87,942	87,942				146,863
	03/25/09		120,041	240,082	240,082	21,986	43,971	43,971				92,778
	03/25/09	(3)	240,082	240,082	240,082				131,913			278,336
Kim R. Payne	03/05/09		64,063	128,125	192,188
	06/13/08					5,000	10,000	10,000				13,900
	03/25/09		13,650	27,300	27,300	2,500	5,000	5,000				9,500
Arlene Mayfield	03/05/09		64,375	128,750	193,125
	06/13/08					10,000	20,000	20,000				27,800
	03/25/09		27,300	54,600	54,600	5,000	10,000	10,000				19,000
Keith L. Belknap	03/05/09		73,456	146,913	220,369
	06/13/08					4,000	8,000	8,000				11,120
	03/25/09		10,920	21,840	21,840	2,000	4,000	4,000				7,600

(1)	Amounts related to a grant date of March 5, 2009 represent the potential threshold, target and maximum EICP awards that could have been achieved for the 2009 performance year based on goals set on such date, as more fully described on pages 21 through 23. Actual payments made are set forth in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 27. Amounts related to a grant date of March 25, 2009 represent the potential threshold, target and maximum awards that could have been achieved for the 2009 performance year under supplemental long-term incentive grants, as more fully described on page 24. Except as set forth in footnote 3 below with respect to a separate grant on March 25, 2009 to Mr. Stubbs, all of these supplemental long-term incentive awards were forfeited subsequent to the end of 2009, and no amounts were paid as a result thereof.

(2)	In June 2008, we granted the number of target shares of restricted stock reflected in this column to our named executives for the calendar year 2009, representing stock awards that are eligible to vest only upon achievement of performance goals. These performance goals were set for the 2009 grants in March 2009 and are expected to be set for the 2010 grants in the first quarter of 2010. All of the awards reflected in these columns were forfeited subsequent to the end of 2009, and no stock was issued as a result thereof. For additional information regarding these grants, please see “Compensation Discussion and Analysis – Long-Term Incentive Program – Restricted Stock” above.

(3)	Amounts include a grant of 131,913 shares of Common Stock, together with a cash bonus equal to $240,082, which vests as to 100% of such shares and cash on December 31, 2012, so long as Mr. Stubbs remains employed through such date. This grant is subject to earlier vesting as more fully described under “– Employment Agreements with Named Executives” below.

(4)	Amounts in this column reflect the aggregate grant date fair values computed in accordance with ASC 718, which do not correspond to the actual value that will be realized by the named executives. These values have been determined based on the assumptions set forth in Note 13 to our consolidated financial statements for the year ended December 31, 2009.

Outstanding Equity Awards At Fiscal Year-End For 2009

The following table summarizes the equity awards granted to our named executives that were outstanding as of December 31, 2009:

	Option Awards(1)						Stock Awards(2)
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dean B. Nelson	07/26/2002	300,000.0	(3)			10.800	07/26/2012	06/13/2008			85,105	307,229
								03/25/2009			20,000	72,200
Charles J. Stubbs								05/27/2008	87,942	317,470
								06/13/2008			198,330	715,971
								03/25/2009			43,971	158,735
								03/25/2009	131,913	476,205
Kim R. Payne	10/05/2001	83.3				11.100	10/05/2011
	06/13/2008	20,000		10,000		6.4200	12/31/2013	06/13/2008			22,552	81,412
								03/25/2009			5,000	18,050
Arlene Mayfield	10/05/2001	125.0				11.100	10/05/2011
	06/13/2008	40,000		20,000		6.4200	12/31/2013	06/13/2008			45,105	162,829
								03/25/2009			10,000	36,100
Keith L. Belknap	06/13/2008	16,000		8,000		6.4200	12/31/2013	06/13/2008			18,042	65,131
								03/25/2009			4,000	14,440

(1)	Stock options granted in 2008 vest 33.33% on each of December 31, 2008, 2009 and 2010. Stock options granted in 1999 or 2000 vest 20% each year for five years from the date of grant; stock options granted in 2001 vest 25% each year for four years from the date of grant.

(2)	For additional information regarding these grants, please see “Compensation Discussion and Analysis – Long-Term Incentive Program – Restricted Stock Awards” and “Compensation Discussion and Analysis –Other Restricted Stock Awards” above.

(3)	Represents options to purchase 300,000 shares of Common Stock issued to KKR Capstone. Mr. Nelson possesses sole voting and investment power with respect to such options.

Option Exercises And Stock Vested For 2009

The following table shows the stock options exercised by named executives during 2009 and each named executive’s restricted stock awards that vested during 2009:

Option Exercises and Stock Vested for 2009
	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Dean B. Nelson	—	—	—	—
Charles J. Stubbs	—	—	146,570	354,699
Kim R. Payne	—	—	—	—
Arlene Mayfield	—	—	—	—
Keith L. Belknap	—	—	—	—

(1)	Represents the number of shares acquired upon vesting of restricted stock and the value realized based on the closing share price for our Common Stock on the date of vesting, in each case before payment of any applicable taxes.

Pension Benefits For 2009

We do not have in place any plans that provide for specified retirement payments and benefits or payments and benefits to be paid in connection with the retirement of a named executive. As further described under “Compensation Discussion and Analysis – Retirement Benefits” above, all of our employees, including named executives, are eligible to participate in the 401(k) Plan, which is a tax-qualified, defined contribution retirement savings plan. Amounts contributed by PRIMEDIA to the 401(k) Plan in 2009 on behalf of named executives are set forth in the Summary Compensation Table on page 27.

Non-Qualified Deferred Compensation Plan

We do not have in place any non-qualified deferred compensation plans other than the Directors’ Deferred Compensation Plan described on page 17.

Employment Agreements with Named Executives

In 2008, we entered into an employment agreement with Mr. Stubbs. The initial term of the employment agreement is three years. Subject to various conditions, the employment agreement automatically renews for additional one-year periods.

Under the terms of the agreement, Mr. Stubbs is provided an annual base salary, which, in the discretion of our Board, may be reviewed biannually. Upon being named our President and Chief Executive Officer, Mr. Stubbs was entitled to a one-time signing bonus of $150,000, which must be repaid if his employment is terminated under certain conditions prior to May 27, 2010. As part of his total compensation package, Mr. Stubbs is eligible to receive a target annual EICP bonus of at least 65% of his annual base salary (with an opportunity to earn up to 150% of his annual target amount).

The agreement provided for various relocation benefits, including temporary lodging and reimbursement for related costs. We also agreed to pay Mr. Stubbs up to $500,000 as a housing reimbursement intended to compensate him should he be unable to sell his home in Pasadena, California at market value. We also reimbursed Mr. Stubbs for realtor fees incurred in the sale of his home, moving expenses and for airfare in connection with his and his family’s travel between Atlanta, Georgia and his former residence in Pasadena, California during the relocation process. We also agreed to pay additional amounts to Mr. Stubbs such that he would not bear any tax costs with respect to such relocation payments and benefits, other than with respect to the housing reimbursement.

In order to compensate Mr. Stubbs for the forfeiture of equity awards that were forfeited upon his resignation from his former employer, the agreement provided that Mr. Stubbs be granted 146,570 shares of restricted Common Stock that vested on May 27, 2009. Mr. Stubbs was also granted an additional 87,942 shares of restricted Common Stock that will vest on December 31, 2010, should he remain employed with us through such date. These time-vested shares of restricted stock will vest earlier if Mr. Stubbs terminates his employment for “good reason” or we terminate his employment without “cause” or upon Mr. Stubbs’ death or “disability” (as such terms are defined in the employment agreement).

The employment agreement further provides for aggregate grants of 263,826 shares of restricted Common Stock under our Long-Term Incentive Program for the 2008 through 2010 calendar years. These performance-based, shares of restricted stock are more fully described under “Compensation Discussion and Analysis – Long-Term Incentive Program” above. Vesting of these shares also is subject to Mr. Stubbs’ continued employment and will be forfeited if his employment is terminated for any reason prior to vesting, except as described below.

Mr. Stubbs is entitled to dividend payments on vested restricted stock; however, with regard to dividends that would otherwise be paid on stock associated with any unvested restricted stock, dividend payments will be accrued and paid when and if such restricted stock ultimately vests. After vesting, Mr. Stubbs’ restricted stock awards will be generally subject to transfer restrictions for a period of three years, unless Mr. Stubbs’ employment is terminated without cause, he terminates his employment for good reason, or Mr. Stubbs dies or becomes disabled, at which time they will no longer be subject to restrictions on transfer. If Mr. Stubbs’ employment is terminated for any other reason, transfer restrictions on any vested restricted stock awards will generally remain in effect.

The employment agreement provides that upon the sale of Common Stock held by affiliates of KKR such that any person or entity other than affiliates of KKR holds greater than 50% of the voting power of our Common Stock, and, at any time thereafter, Mr. Stubbs’ employment is terminated without cause or Mr. Stubbs resigns for good reason, then any of the unvested restricted stock awards described above will immediately vest, and any transfer restrictions on such awards will immediately lapse.

In the event Mr. Stubbs’ employment is terminated by us without cause or by Mr. Stubbs’ for good reason, he generally would be entitled to receive the following (subject to the execution of a general release of claims against PRIMEDIA):

•	payment of any amount of his base salary earned but unpaid through the date of termination;

•	continued payment of his base salary for a period of 18 months following the date of termination;

•	a lump sum payment equal to a pro rata portion of the EICP bonus, if any, Mr. Stubbs would have received for the year of termination had he remained employed;

•	a lump sum payment equal to 1.5 times Mr. Stubbs’ target bonus opportunity under the EICP for the year in which the termination occurs;

•	an ability for him and his family to continue to participate in PRIMEDIA’s health and welfare plans;

•	payment of other accrued obligations and benefits, such as earned but unpaid bonuses, expense reimbursements, and accrued but unused vacation days; and

•

as applicable, a “gross-up payment” for excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, or the Code, that may be due as the result of a change of control (as defined in Section 280G of the Code) of PRIMEDIA.

If Mr. Stubbs’ employment is terminated by us for cause or Mr. Stubbs voluntarily terminates his employment for other than good reason, he generally would be entitled to receive the following:

•	any accrued amount of his base salary earned but unpaid through the date of termination;

•	payment of other accrued obligations and benefits, such as earned but unpaid bonuses, expense reimbursements, and accrued but unused vacation days; and

•	if applicable, a gross up payment of the kind referred to above.

In the event Mr. Stubbs’ employment is terminated due to his death or disability, he (or his beneficiaries, as the case may be) generally would be entitled to receive the following:

•	a lump sum payment of his base salary through the end of the month in which the termination occurs;

•	payment of an amount equal to 65% of his base salary in lieu of any annual bonus payment for the year in which the termination occurs;

•	in the case of Mr. Stubbs’ disability, disability benefits in accordance with our long-term disability program;

•	payment of other accrued obligations and benefits, such as earned but unpaid bonuses, expense reimbursements, and accrued but unused vacation days; and

•	if applicable, a gross up payment of the kind referred to above.

The employment agreement includes non-competition covenants and non-solicitation restrictions. While Mr. Stubbs is employed by PRIMEDIA and for a period of 18 months thereafter, Mr. Stubbs is restricted from activities involving competing businesses, customers, suppliers or employees of PRIMEDIA. Mr. Stubbs is also subject to confidentiality obligations to us both during and after his employment. In the event of a material violation of these restrictive covenants, Mr. Stubbs would forfeit his rights to certain of the equity awards and termination benefits described above.

Severance Agreements with Named Executives

We have entered into a severance agreement with each of Ms. Payne and Ms. Mayfield that provides for the payment to the named executive of 12 months’ base salary at the rate being paid on the date of termination, payable bi-weekly on regular pay dates, if we terminate the named executive’s employment without cause. The named executive also is entitled to any EICP bonus for completed calendar years that are unpaid on the date of termination. Payments are contingent upon the named executive executing a separation and release agreement in the form being used by us at the time of termination.

We have entered into an agreement with Mr. Belknap that provides for the payment to him of 12 months’ base salary at the rate being paid on the date of termination, payable in a single lump sum, if we terminate his employment without cause or Mr. Belknap voluntarily terminates his employment for good reason, as defined in the agreement. Mr. Belknap also is entitled to any EICP bonuses that are unpaid on the date of termination. Payments are contingent upon Mr. Belknap executing a separation and release agreement in the form attached to the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not have agreements with any named executives that would result in payments to them solely upon a change in control of PRIMEDIA. In addition, we have not entered into any agreement with Dean Nelson, our Chairman, which would entitle Mr. Nelson to any payments upon termination of his employment. However, under the employment and severance agreements discussed under “Compensation of Named Executives” above, other named executives would be entitled to severance benefits upon termination of employment under certain circumstances. Further, our Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

Termination Without Cause or Resignation for Good Reason

The following table sets forth the value of the benefits each of the named executives would have received if his or her employment had been terminated on December 31, 2009, and such termination was either a termination by us “without cause” or, in the case of Messrs. Stubbs and Belknap, a resignation by the employee “for good reason”. The actual amount of termination benefits can only be determined at the time of an executive’s separation from employment. In addition, any unvested restricted stock awards previously granted to Mr. Stubbs immediately vest upon the termination of his employment by us “without cause” or by Mr. Stubbs “for good reason” following a change in control of PRIMEDIA, as defined in his employment agreement. As of December 31, 2009, the value of such stock awards was $1,111,147, based on the closing share price for our Common Stock on such date. This arrangement and all other arrangements underlying the values in this section are described under “Compensation of Named Executives – Employment Agreements with Named Executives” and “– Severance Agreements with Named Executives” above.

	Stubbs	Payne	Mayfield	Belknap
Salary Continuation	$750,000	$256,250	$257,500	$299,300
Bonus	697,931	81,920	82,320	93,932

Total Cash	1,447,931	338,170	339,820	393,232

Health Coverage	21,363	—	—	—
Earned Vacation	46,153	28,581	28,721	27,627

Total Benefits	67,516	28,581	28,721	27,627

Total	$1,515,447	$366,751	$368,541	$420,859

Termination Due to Death or Permanent Disability

In the event of a termination of employment of any of our current named executives by reason of death or permanent disability, all of the employee’s unvested restricted stock awards and outstanding stock option awards would immediately vest or become exercisable, as the case may be. As of December 31, 2009, the exercise prices of all stock options held by our current named executives was less than the closing share price for our Common Stock. Therefore, there was no value in such stock options as of such date.

The following table quantifies for each of our named executives the value of such employee’s unvested restricted stock awards that would have vested if his or her employment had terminated on December 31, 2009 as a result of death or permanent disability. These amounts are based on the closing share price for our Common Stock on such date.

	Nelson	Stubbs	Payne	Mayfield	Belknap
Value of Accelerated Awards	$144,400	$1,111,147	$36,100	$72,200	$28,880

These amounts do not include performance-based restricted stock grants under our Long-Term Incentive Program for 2009 that were outstanding at December 31, 2009, but were subsequently forfeited upon final determination of the extent to which the relevant performance criteria had been achieved, as more fully described under “Compensation Discussion and Analysis – Long-Term Incentive Program – Restricted Stock” above.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 5, 2010 by (i) each beneficial owner of more than five percent of our outstanding Common Stock, (ii) each of our Directors and named executives and (iii) all of our Directors and executive officers as a group:

Name	Number of Shares Beneficially Owned(1)	Percentage
Beneficial Owners over 5%
KKR Associates, L.P.(2)	17,814,376	40.29%
9 West 57th Street
New York, New York 10019

KKR 1996 GP LLC(3)	9,510,005	21.51%
9 West 57th Street
New York, New York 10019

Marathon Asset Management Limited(4)	5,550,214	12.55%
Orion House, 5 Upper St. Martin’s Lane
London, WC2H 9EA
United Kingdom

Directors
David A. Bell(5)	56,081	*
Beverly C. Chell(5)(6)	94,465	*
Daniel T. Ciporin(5)	71,666	*
Meyer Feldberg(5)	61,665	*
Perry Golkin(2)(3)(7)	72,573	*
H. John Greeniaus(5)	168,965	*
Dean B. Nelson(2)(5)(8)	538,770	1.22%
Kevin J. Smith(5)	56,666	*
Thomas C. Uger(2)(3)	—	*
Charles J. Stubbs(9)	193,817	*

Other Named Executives(11)
Kim R. Payne(5)	42,783	*
Arlene Mayfield(5)	84,309	*
Keith L. Belknap(5)	32,955	*
All Directors and executive officers as a group (15 persons)(11)	1,506,741	3.41%

*	Less than one percent

(1)	For purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date which such person has voting power, investment power or has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of our Common Stock and each Director and executive officer has sole voting and investment power over the shares reported.

(2)

Shares of Common Stock shown as owned by KKR Associates, L.P. are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., and KKR Partners II, L.P., of which KKR Associates, L.P. is the general partner and as to which it possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin (a Director of PRIMEDIA), Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly and Scott M. Stuart, as the general partners of KKR Associates, L.P., may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. Such persons disclaim beneficial ownership of such shares. Thomas Uger (a Director of PRIMEDIA) is a limited partner of KKR Associates, L.P. and an executive of KKR. Dean Nelson (a Director of PRIMEDIA) is a member of KKR. Each of Mr. Uger and Mr. Nelson also disclaims beneficial ownership of such shares.

(3)	Of the shares shown as owned by KKR 1996 GP LLC, 8,198,339 shares are represented by shares of our Common Stock and 1,311,666 shares are represented by warrants to purchase 1,311,666 shares of our Common Stock, which are currently exercisable by the holder. The shares of Common Stock and the warrants to purchase Common Stock shown as owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P. and possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Todd A. Fisher, Johannes P. Huth and Alexander Navab are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such shares and warrants.

(4)	Information based solely upon Schedule 13G filed with the SEC on January 29, 2010 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd., Marathon Asset Management LLP, William James Arah, Jeremy John Hosking and Neil Mark Ostrer (collectively the “Marathon Reporting Persons”). According to the filing, the Marathon Reporting Persons have shared dispositive power over 5,475,214 shares and shared voting power over 4,045,895, shares and Mr. Hosking has sole voting and dispositive power over 75,000 shares.

(5)	Of the shares shown, shares underlying vested options and options that will vest within 60 days of April 5, 2010 are: 33,333 shares held by Ms. Chell, 20,083 shares held by Ms. Payne, 40,125 shares held by Ms. Mayfield, 54,165 shares held by each of Messrs. Bell, Feldberg and Greeniaus, 41,666 shares held by each of Messrs. Ciporin and Smith, and 16,000 shares, and 23,333 shares held by Messrs. Belknap and Clymer respectively. If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.

(6)	Of the shares shown as owned, 1,667 shares are owned of record by Robert M. Chell and 1,833 shares are owned of record by the Robert and Beverly Chell Foundation over which Ms. Chell has shared voting and investment power.

(7)	Of the shares shown as owned, 72,073 shares are represented by shares Mr. Golkin is entitled to receive pursuant to the Directors’ Deferred Compensation Plan. See “Director Compensation” for a description of the Directors’ Deferred Compensation Plan.

(8)	Of the shares shown as owned, 300,000 shares are shares underlying options to purchase our Common Stock issued to KKR Capstone, which options are currently exercisable, and 166,667 shares are owned by KKR Capstone. Mr. Nelson, our Chairman, possesses sole voting and investment power with respect to such options and shares.

(9)	Of the shares shown as owned, 146,570 shares are time-vested shares of restricted stock that will vest on May 27, 2009, subject only to his continued employment with PRIMEDIA through such date.

Equity Compensation Plan Information

The following table provides information about shares of our Common Stock that may be issued upon the exercise of options, warrants and other rights and other equity compensation under our equity compensation plans as of December 31, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity Compensation Plans Approved By Security Holders	1,533,345		18.47	2,723,396	(1)
Equity Compensation Plans Not Approved by Security Holders(2)(3)(4)	300,000	(5)	10.80	0

Total	1,833,345			2,723,396

(1)	Represents shares of our Common Stock that may be issued pursuant to future awards under the Plans. Includes performance-based restricted stock grants under our Long-Term Incentive Program for 2009 that were outstanding at December 31, 2009, but were subsequently forfeited upon final determination of the extent to which the relevant performance criteria had been achieved, as more fully described under “Compensation Discussion and Analysis – Long-Term Incentive Program – Restricted Stock” above.

(2)	The number of shares issuable pursuant to the Directors’ Deferred Compensation Plan is not presently determinable.

(3)	The table does not include information for the following equity compensation plans and options and other warrants and rights assumed by PRIMEDIA, including its subsidiaries, in connection with mergers and acquisitions, pursuant to which there remain outstanding options or other warrants or rights (collectively, the “Assumed Plans”): Amended and Restated 1999 Non-Officer Stock Option/Stock Issuance Plan of About.com, Inc.; Glowbug.com, Inc. 2000 Stock Option/Stock Issuance Plan; Sombasa Media Inc. 1999 Stock Option Plan; 1999 Stock Option Plan of Wiseads Interactive, Inc.; About.com, Inc. Second Amended and Restated 1998 Stock Option/Stock Issuance Plan; and North Sky, Inc. (formerly Direct Connect, Inc.) 1997 Stock Option Plan. A total of 25,239 shares of our Common Stock may be purchased under the Assumed Plans, at a weighted average price of $58.08. No further grants may be made under any Assumed Plan.

(4)	Excludes warrants to purchase 1,311,666 shares of our Common Stock owned by KKR 1996 GP LLC. The warrants to purchase shares of our Common Stock owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P., and possesses sole voting and investment power. Mr. Golkin (a Director of PRIMEDIA) and eight other individuals are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such warrants.

(5)	Represents options to purchase 300,000 shares of our Common Stock issued to KKR Capstone. Mr. Nelson, our Chairman, possesses sole voting and investment power with respect to such options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of our registered equity securities to file reports with the SEC of ownership and reports of changes in ownership of these equity securities. To our knowledge, based solely on a review of copies of such forms filed with the SEC, as well as written certifications from these individuals, we believe that the filing requirements for these reporting persons were complied with during 2009, with two exceptions. Each of Ms. Payne and Ms. Mayfield filed a late Form 4 in connection with their purchases of approximately 1,127 and 2,792, shares of Common Stock, respectively, with proceeds from dividends paid on other Common Stock owned by them.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Our Board of Directors has adopted a specific written policy regarding the review of related person transactions. For purposes of this Policy, related persons generally include executive officers and Directors, stockholders owning more than 5% of our Common Stock, and immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons has a material interest. A related person transaction is one in which we are a participant and the amount involved exceeds $120,000, and in which any related person has a direct or indirect interest.

A related person transaction will be approved only if it is disclosed to and approved by the Nominating and Corporate Governance Committee, which is comprised entirely of independent, non-employee Directors, or by a majority of the disinterested members of the Board. Prior to approving any related person transaction, the members of the Board reviewing such transaction must (i) be satisfied that they received all material facts relating to the transaction, (ii) have considered all relevant facts and circumstances available to them, and (iii) have determined that the transaction is in (or not inconsistent with) the best interests of our stockholders. No Director that is an interested party in a transaction may participate in the discussion or approval of such transaction. Other than as disclosed below, based on written representations from our executive officers and Directors, there were no related person transactions during 2009.

Related Person Transactions

KKR renders management, consulting and financial services to PRIMEDIA. During 2009, we paid KKR approximately $400,000 for these services. From time to time, KKR may receive customary investment banking fees for services rendered to us in connection with divestitures, acquisitions and certain other transactions. No such fees were paid in 2009.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of four Directors, Messrs. Golkin (Chairman), Greeniaus and Uger and Ms. Chell. None of Messrs. Greeniaus, Golkin or Uger has been an officer or employee of PRIMEDIA. Mr. Golkin is an advisory partner of KKR and a General Partner of KKR Associates and a member of KKR 1996 GP LLC. KKR Associates and KKR 1996 GP LLC together own approximately 58.83% of the outstanding Common Stock of PRIMEDIA. Mr. Uger is a director of KKR. In such capacities, Mr. Golkin and Mr. Uger may be deemed to share beneficial ownership of the Common Stock beneficially owned by KKR Associates and KKR 1996 GP LLC; however, each of them disclaim any beneficial ownership of such shares. See “Stock Ownership” for additional information. Ms. Chell is a former Vice Chairman and General Counsel of PRIMEDIA and also served as Chief Financial Officer during 2006. Ms. Chell retired in 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into PRIMEDIA’s Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE

Perry Golkin, Chairman

Beverly C. Chell

H. John Greeniaus

Thomas C. Uger

The foregoing Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that PRIMEDIA Inc. specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of PRIMEDIA. The Audit Committee is comprised of five independent directors. During 2009, the Audit Committee met four times. During such meetings, the Audit Committee met with senior management (including the Chief Financial Officer and Chief Accounting Officer) and PRIMEDIA’s independent registered public accounting firm, Deloitte & Touche, to discuss the financial information to be included in PRIMEDIA’s quarterly earnings announcements, Form 10-Qs and Form 10-K.

During the course of the year ended December 31, 2009, management reviewed, updated and revised, when necessary, the documentation, testing and evaluation of PRIMEDIA’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations, which PRIMEDIA completed in 2004. The Audit Committee received periodic updates provided by management and Deloitte & Touche at meetings held throughout the year and provided oversight and advice to management during the process. During the process, management provided the Audit Committee with, and the Audit Committee reviewed, reports from Deloitte & Touche and management on the effectiveness of PRIMEDIA’s internal control over financial reporting.

The Audit Committee discussed and reviewed with Deloitte & Touche all communications required by Statement on Auditing Standards No. 61, as amended, “Communication with

Audit Committees,” and, with and without management present, discussed and reviewed the results of Deloitte & Touche’s audit of the consolidated financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed with management and Deloitte & Touche the audited consolidated financial statements of PRIMEDIA as of and for the year ended December 31, 2009. Management has the responsibility for the preparation of PRIMEDIA’s consolidated financial statements, and Deloitte & Touche is responsible for auditing the consolidated financial statements. The Audit Committee’s responsibility is to monitor and review the processes and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the registered independent public accounting firm a formal written statement describing all relationships between Deloitte & Touche and PRIMEDIA that might bear on Deloitte & Touche’s independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board, and discussed with Deloitte & Touche any relationships that may impact their objectivity and independence. The Audit Committee has concluded that Deloitte & Touche is independent from PRIMEDIA and its management.

Based on the above mentioned reviews and discussions with management, Deloitte & Touche and the internal audit department, the Audit Committee recommended to the Board that PRIMEDIA’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed Deloitte & Touche, and the Board concurred in such reappointment.

AUDIT COMMITTEE

Kevin J. Smith, Chairman

David A. Bell

Daniel T. Ciporin

Meyer Feldberg

H. John Greeniaus

The foregoing Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that PRIMEDIA Inc. specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote, except that stockholder proposals not included in this proxy statement may be presented. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Our Annual Report on Form 10-K for the year ended December 31, 2009, including audited financial statements and all other information required to be included in an annual report to stockholders, has been furnished to all persons who were stockholders of PRIMEDIA on the record date for the 2010 Annual Meeting of Stockholders.

April 19, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET
http://www.proxyvoting.com/prm
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THE BOARD OF DIRECTORS RECOMMENDS THAT THE PARTICIPANTS VOTE “FOR” PROPOSALS 1 AND 2.

Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	Election of the following nominees as Directors: Nominees:	☐	☐	☐	2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.	☐	☐	☐
	01 David A. Bell	06 H. John Greeniaus
	02 Beverly C. Chell	07 Dean B. Nelson			3.	Transact such other business as may properly come before the meeting.
	03 Daniel T. Ciporin	08 Kevin J. Smith
	04 Meyer Feldberg	09 Charles J. Stubbs
	05 Perry Golkin	10 Thomas C. Uger				In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark here if you plan to attend the Annual Meeing	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

The signature on this Proxy should correspond exactly with owner’s name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

PRIMEDIA Inc.

3585 Engineering Drive

Norcross, Georgia 30092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2010

Dear Stockholder:

The Annual Meeting of Stockholders of PRIMEDIA Inc. will be held at 10:00 a.m., Eastern Time, on Wednesday, May 19, 2010, at The Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd. Norcross, Georgia 30092, for the following purposes:

(1) To elect ten directors to the Board of Directors;

(2) To ratify the appointment of auditors for the fiscal year ending December 31, 2010; and

(3) Transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only owners of shares of Common Stock of PRIMEDIA Inc. at the close of business on April 5, 2010 will be entitled to vote at the meeting or any adjournments or postponements thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy card on the reverse side, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

BY ORDER OF THE BOARD OF DIRECTORS

Keith L. Belknap, Jr.
Senior Vice President,
General Counsel and Secretary

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report on Form 10-K of PRIMEDIA Inc. are available at: http://bnymellon.mobular.net/bnymellon/prm

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PRIMEDIA INC.

FOR THE ANNUAL MEETING ON MAY 19, 2010

The undersigned appoints Keith L. Belknap, Jr. and Kristi O. Crawford, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of PRIMEDIA Inc. Common Stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 19, 2010, or any adjournments or postponements thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

THIS PROXY IS CONTINUED ON THE REVERSE.

PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

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